Exhibit 3.3

CERTIFICATE OF AMENDMENT TO

THE AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION OF

WALKER INTERACTIVE SYSTEMS, INC.

     Walker Interactive Systems, Inc. a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

     1.     The name of the Corporation is Walker Interactive Systems, Inc. and the original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on January 6, 1992.

     2.     Pursuant to Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware, the amendment to the Corporation’s Certificate of Incorporation as set forth below was approved by the Corporation’s Board of Directors and was consented to by a majority of the holders of the issued and outstanding shares entitled to vote thereon.

     3.     Article 1 of the Amended and Restated Certificate of Incorporation is hereby amended to read in its entirety as follows:

             “1. The name of this corporation is:

ELEVON, INC.”

     IN WITNESS WHEREOF, Walker Interactive Systems, Inc. has caused this certificate to be executed by its duly authorized officer this 28th day of May, 2002.

WALKER INTERACTIVE SYSTEMS, INC., INC.

By: /s/ Frank M. Richardson

Name:	Frank M. Richardson

Title:	Chief Executive Officer